Exhibit 99.1

News Release For:	Cornerstone Bank
Release Date:	Immediate
Contact:	Norm Osborn, 252/243-5588

Cornerstone Bank increases assets to $183 million

WILSON — CB Financial Corporation, the single bank holding company for Cornerstone Bank, showed earnings of $592,000 for the first two quarters of 2007, a 29.3 percent increase from the same period last year.
Assets grew to $183.7 million as of June 30, 2007, a 15.3% increase over the same period last year. Other key bank measurements also increased steadily. Total loans as of June 30, 2007 were $131.8 million (a 14 percent increase) and total deposits after two quarters of 2007 were $159.8 million (a 17.7% increase).
“We are ahead of our projections for this year,” Cornerstone Bank president Norm Osborn said. “We are especially happy with our ability to attract the deposits needed to fund our loan requests. Our pace is good.”
Mr. Osborn said the bank continues to find excellent employees as the bank grows. “Our culture is a bit different, with a true emphasis on serving the customer, knowing the customer, and anticipating the customer’s needs,” Osborn said. “We are still able to hand-pick the people who want to be a part of this bank.
“We also provide a pleasant banking experience,” Osborn added. “We respect our customers, and I think our customers respect our bank.”
Cornerstone Bank opened in March 2000, and has posted 24 consecutive quarters of profitability. For more information on banking products and services or for stock information, call 252-243-5588.

September 11, 2007

Disclosures about Forward Looking Statements

             The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events.  The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s or its subsidiary’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.